News Release

HOPE BANCORP ANNOUNCES PLANNED RETIREMENT OF PRESIDENT & COO
DAVID P. MALONE AND PROMOTION OF PETER KOH TO SENIOR EVP & COO

LOS ANGELES - December 7, 2021 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today announced the planned retirement of President and Chief Operating Officer of Bank of Hope David P. Malone effective December 31, 2021. Mr. Malone will continue to serve as a member of the board of directors of the Hope Bancorp and Bank of Hope. The Company also announced the promotion of Peter Koh to Senior Executive Vice President and Chief Operating Officer of Bank of Hope effective January 1, 2022.

“We thank David Malone for his leadership at Bank of Hope since 2017 and congratulate him on his decorated banking career over the past five decades,” said Chairman, President and Chief Executive Officer Kevin S. Kim. “I also congratulate Peter Koh on his promotion and look forward to working closely with him as we continue to build upon the strong heritage of Bank of Hope as one of the leading Asian American banks in the nation.”

Mr. Koh, age 44, transitioned to Executive Vice President and Deputy Chief Operating Officer in April 2021 from Executive Vice President and Chief Credit Officer, taking on broader responsibilities in the overall management of the Bank. Upon the merger of equals creating Bank of Hope on July 29, 2016, Mr. Koh was named Chief Credit Officer of Bank of Hope and was responsible for oversight of all credit administration functions, as well as the appraisal and special assets departments. Previously, he served in the same capacity for Wilshire Bank, a position he was promoted to in July 2014. He earned his B.A. from Columbia University in New York and M.B.A. from the Marshall School of Business, University of Southern California.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $17.8 billion in total assets as of September 30, 2021. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

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Contacts:

Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

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